 SEC Form 4
FORM 4 [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . . . . 0.5
1. Name and Address of Reporting Person* Johnson, Jr., Franklin P. (Last) (First) (Middle) One Amgen Center Drive (Street) Thousand Oaks, CA 91320-1799 (City) (State) (Zip)	2. Issuer Name and Ticker or Trading Symbol Amgen Inc., (AMGN) 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for (Month/Day/Year 03/10/2003 5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

X Director      10% Owner
   Officer (give title below)        Other (specify below)

Description
7. Individual or Joint/Group
    Filing (Check Applicable Line)

X   Form filed by One Reporting Person
     Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2.Transaction Date (Month/Day/Year)	2A. Deemed Execution Date, if any (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed Of (D) (Instr. 3, 4, and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	A/D	Price
Common Stock	03/10/2003		J/1/		40,000	A	$0		D
Common Stock	03/10/2003		S		690	D	$55.10		D
Common Stock	03/10/2003		S		1,074	D	$55.11		D
Common Stock	03/10/2003		S		66	D	$55.111		D
Common Stock	03/10/2003		S		53	D	$55.1111		D
Common Stock	03/10/2003		S		132	D	$55.12		D
Common Stock	03/10/2003		S		1,812	D	$55.13		D
Common Stock	03/10/2003		S		677	D	$55.14		D
Common Stock	03/10/2003		S		13	D	$55.141		D
Common Stock	03/10/2003		S		2,285	D	$55.15		D
Common Stock	03/10/2003		S		100	D	$55.1501		D
Common Stock	03/10/2003		S		413	D	$55.151		D
Common Stock	03/10/2003		S		667	D	$55.152		D
Common Stock	03/10/2003		S		26	D	$55.156		D
Common Stock	03/10/2003		S		26	D	$55.157		D
Common Stock	03/10/2003		S		415	D	$55.16		D
Common Stock	03/10/2003		S		133	D	$55.161		D
Common Stock	03/10/2003		S		2,511	D	$55.17		D
Common Stock	03/10/2003		S		119	D	$55.1701		D
Common Stock	03/10/2003		S		406	D	$55.171		D
Common Stock	03/10/2003		S		225	D	$55.172		D
Common Stock	03/10/2003		S		92	D	$55.174		D
Common Stock	03/10/2003		S		741	D	$55.18		D
Common Stock	03/10/2003		S		152	D	$55.181		D
Common Stock	03/10/2003		S		133	D	$55.182		D
Common Stock	03/10/2003		S		30	D	$55.1821		D
Common Stock	03/10/2003		S		10	D	$55.185		D
Common Stock	03/10/2003		S		67	D	$55.186		D
Common Stock	03/10/2003		S		41	D	$55.19		D
Common Stock	03/10/2003		S		1,450	D	$55.20		D
Common Stock	03/10/2003		S		98	D	$55.21		D
Common Stock	03/10/2003		S		1,802	D	$55.22		D
Common Stock	03/10/2003		S		135	D	$55.221		D
Common Stock	03/10/2003		S		27	D	$55.223		D
Common Stock	03/10/2003		S		26	D	$55.229		D
Common Stock	03/10/2003		S		1,070	D	$55.23		D
Common Stock	03/10/2003		S		158	D	$55.231		D
Common Stock	03/10/2003		S		229	D	$55.24		D
Common Stock	03/10/2003		S		602	D	$55.25		D
Common Stock	03/10/2003		S		199	D	$55.251		D
Common Stock	03/10/2003		S		81	D	$55.26		D
Common Stock	03/10/2003		S		14	D	$55.28	/1/ 1,087,529	D
Common Stock	03/10/2003		J/2/		120,000	D	$0		I	By Partnership
Common Stock	03/10/2003		S		4,116	D	$55.10		I	By Partnership
Common Stock	03/10/2003		S		6,412	D	$55.11		I	By Partnership
Common Stock	03/10/2003		S		396	D	$55.111		I	By Partnership
Common Stock	03/10/2003		S		317	D	$55.1111		I	By Partnership
Common Stock	03/10/2003		S		792	D	$55.12		I	By Partnership
Common Stock	03/10/2003		S		14,359	D	$55.13		I	By Partnership
Common Stock	03/10/2003		S		3,500	D	$55.131		I	By Partnership
Common Stock	03/10/2003		S		1,000	D	$55.132		I	By Partnership
Common Stock	03/10/2003		S		600	D	$55.1321		I	By Partnership
Common Stock	03/10/2003		S		6,236	D	$55.14		I	By Partnership
Common Stock	03/10/2003		S		80	D	$55.141		I	By Partnership
Common Stock	03/10/2003		S		13,198	D	$55.15		I	By Partnership
Common Stock	03/10/2003		S		100	D	$55.1501		I	By Partnership
Common Stock	03/10/2003		S		2,865	D	$55.151		I	By Partnership
Common Stock	03/10/2003		S		666	D	$55.152		I	By Partnership
Common Stock	03/10/2003		S		700	D	$55.1521		I	By Partnership
Common Stock	03/10/2003		S		159	D	$55.156		I	By Partnership
Common Stock	03/10/2003		S		159	D	$55.157		I	By Partnership
Common Stock	03/10/2003		S		3,149	D	$55.16		I	By Partnership
Common Stock	03/10/2003		S		133	D	$55.161		I	By Partnership
Common Stock	03/10/2003		S		14,810	D	$55.17		I	By Partnership
Common Stock	03/10/2003		S		712	D	$55.1701		I	By Partnership
Common Stock	03/10/2003		S		2,439	D	$55.171		I	By Partnership
Common Stock	03/10/2003		S		1,345	D	$55.172		I	By Partnership
Common Stock	03/10/2003		S		555	D	$55.174		I	By Partnership
Common Stock	03/10/2003		S		4,433	D	$55.18		I	By Partnership
Common Stock	03/10/2003		S		907	D	$55.181		I	By Partnership
Common Stock	03/10/2003		S		790	D	$55.182		I	By Partnership
Common Stock	03/10/2003		S		174	D	$55.1821		I	By Partnership
Common Stock	03/10/2003		S		64	D	$55.185		I	By Partnership
Common Stock	03/10/2003		S		395	D	$55.186		I	By Partnership
Common Stock	03/10/2003		S		238	D	$55.19		I	By Partnership
Common Stock	03/10/2003		S		8,619	D	$55.20		I	By Partnership
Common Stock	03/10/2003		S		574	D	$55.21		I	By Partnership
Common Stock	03/10/2003		S		10,692	D	$55.22		I	By Partnership
Common Stock	03/10/2003		S		790	D	$55.221		I	By Partnership
Common Stock	03/10/2003		S		158	D	$55.223		I	By Partnership
Common Stock	03/10/2003		S		158	D	$55.229		I	By Partnership
Common Stock	03/10/2003		S		6,426	D	$55.23		I	By Partnership
Common Stock	03/10/2003		S		948	D	$55.231		I	By Partnership
Common Stock	03/10/2003		S		1,343	D	$55.24		I	By Partnership
Common Stock	03/10/2003		S		3,555	D	$55.25		I	By Partnership
Common Stock	03/10/2003		S		1,185	D	$55.251		I	By Partnership
Common Stock	03/10/2003		S		474	D	$55.26		I	By Partnership
Common Stock	03/10/2003		S		79	D	$55.28	/2/ 1,083,944	I	By Partnership
Common Stock	03/10/2003		J/3/		40,000	A	$0		I	By Spouse
Common Stock	03/10/2003		S		12,000	D	$55.06	/3/ 858,816	I	By Spouse
CCPR							$	/4/ /4/	I	By Partnership

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Deri- vative Security	3. Transaction Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Transaction Code (Instr.8)		5. Number of Derivative Securities Acquired (A) or Disposed Of (D) (Instr. 3, 4 and 5)		6. Date Exercisable(DE) and Expiration Date(ED) (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr.5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr.4)	10. Owner- ship Form of Deriv- ative Securities: Direct (D) or Indirect (I) (Instr.4)	11. Nature of Indirect Beneficial Ownership (Instr.4)
				Code	V	A	D	DE	ED	Title	Amount or Number of Shares

Explanation of Responses:

By:	Date:
/s/ Franklin P. Johnson, Jr.	03/11/2003
Russell Skibsted, Attorney-in-fact
** Signature of Reporting Person	SEC 1474 (9-02)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
Additional Information Reported For This Form
Name and Address of Reporting Person* Johnson, Jr., Franklin P. (Last) (First) (Middle) One Amgen Center Drive (Street) Thousand Oaks, CA 91320-1799 (City) (State) (Zip)	Issuer Name and Ticker or Trading Symbol Amgen Inc., (AMGN)	Statement for (Month/Day/Year) 03/10/2003

Note: 1 (FPJ fpj 03/10/03) Includes 40,000 shares previously held by Asset Management Partnership   (the "Partnership") and held as indirect ownership by the reporting person. Shares were distributed by the Partnership on March 10, 2003 to the reporting person in a transaction under rule 16(a)13.
Note: 2 (FPJ-03/03-Dist.) On March 10, 2003, the Partnership distributed shares of Amgen common stock to the partners of the Partnership. Accordingly, 40,000 shares are now held directly by each of the reporting person and his wife, and 40,000 shares were distributed to the other partners. The Partnership, of which the reporting person is a general partner, holds 1,083,944 shares of Amgen common stock. The reporting person disclaims beneficial ownership of the securities held by the Partnership, and the reporting herein of such securities shall not be construed as an admission that the reporting person is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934.
Note: 3 (FPJ cj 03/10/03) Includes 40,000 shares previously held by the Partnership and held as indirect ownership by the spouse of the reporting person. Shares were distributed by the Partnership on March 10, 2003 to the spouse of the reporting person in s transaction under rule 16(a)13. The reporting person disclaims beneficial ownership of the securities indicated and the reporting herein of such securities shall not be construed as an admission that the reporting person is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934.
Note: 4 (FPJ-CCPR) Contractual contingent payment rights arising from the purchase by Amgen Inc. of two Class A interests of Amgen Clinical Partners, L.P.